Exhibit 10.13

THESEUS PHARMACEUTICALS, INC.

May 25, 2021

Kathy Yi

Dear Kathy,

As we discussed, the Board of Directors (the “Board”) of Theseus Pharmaceuticals, Inc. (the “Company”) has agreed to elect you as a member of the Board and to appoint you as the chairperson of the Audit Committee of the Board as well as other committees as may be determined in the future. We appreciate your willingness to accept the Board and committee positions, and we look forward to your valuable contributions.

Subject to the approval of the Board, you will be granted an option to purchase a number of shares of the Company’s Common Stock (the “Option”) equal to 0.3% of the fully-diluted capitalization of the Company when the Option is granted. The exercise price per share of the Option will be determined by the Board when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Stock Plan, as described in that plan and the applicable Stock Option Agreement. The Option will vest in equal monthly installments over your first 36 months of continuous service, as described in the applicable Stock Option Agreement and will include 100% acceleration upon a change of control of the Company.

For your service as a Board member and chairperson the Audit Committee of the Board, the Company will also pay you an annual cash retainer of $50,000 for Board and Committee service, payable quarterly. In addition, we will reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies.

We plan to have at least one scheduled Board meeting during each fiscal quarter. As a Board member, you are responsible for attending these scheduled meetings in person or by video conference or telephone.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any

Kathy Yi

May 25, 2021

competitor of the Company. For purposes of clarity, it is noted that Cerevel Therapeutics, LLC is not deemed to be a competitor of the Company. We ask that you inform the Board of any change you may perceive in the status of Cerevel Therapeutics, LLC as a non-competitor, as well as any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. We ask that you give us at least thirty (30) days’ written notice if you intend to resign from the Board. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board, you must return all Confidential Information to the Company.

We look forward to working with you as a member of the Company’s Board. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions please do not hesitate to reach out to me.

Very truly yours,

THESEUS PHARMACEUTICALS, INC.

/s/ Tim Clackson
Tim Clackson, Ph.D.
President and CEO

I have read and accept this offer:

/s/ Kathy Yi
Signature of Kathy Yi

Dated: May 31, 2021